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                                                                [LOGO] Providian
Providian Corporation
400 West Market Street
Post Office Box 32830                                              EXHIBIT 9(a)
Louisville, Kentucky 40232

502 560-2000


April 25, 1997


Providian Life and Health Insurance Company
Administrative Offices
20 Moores Road
Frazer, Pennsylvania 19355

RE:  Providian Life and Health Insurance Company
     Separate Account V (Providian Prism Variable Annuity)--Opinion and Consent

To Whom It May Concern:

This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 5 (the "Amendment") to the Registration Statement on Form N-4, File No. 33-45862 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of Providian Life and Health Insurance Company Separate Account V ("Separate Account V"). Separate Account V receives and invests premiums allocated to it under a flexible premium multi-funded annuity contract (the "Annuity Contract"). The Annuity Contract is offered in the manner described in the prospectuses contained in the Registration Statement (the "Prospectuses").

In my capacity as legal adviser to Providian Life and Health Insurance Company, I hereby confirm the establishment of Separate Account V pursuant to a resolution adopted by the Board of Directors of Providian Life and Health Insurance Company for a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 376.309 of the Missouri Insurance Statutes. In addition, I have made such examination of the law in addition to consultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

1. Providian Life and Health Insurance Company is a corporation duly organized and validly existing under the laws of the State of Missouri.

2. Separate Account V is an account established and maintained by Providian Life and Health Insurance Company pursuant to the laws of the State of Missouri, under which income, capital gains and capital losses incurred on the assets of Separate Account V are credited to or charged against the assets of Separate
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Providian Life and Health Insurance Company
Separate Account V
April 25, 1997
Page 2


     Account V, without regard to the income, capital gains or capital losses arising out of any other business which Providian Life and Health Insurance Company may conduct.

3. Assets allocated to Separate Account V will be owned by Providian Life and Health Insurance Company. The assets in Separate Account V attributable to the Annuity Contract generally are not chargeable with liabilities arising out of any other business which Providian Life and Health Insurance Company may conduct. The assets of Separate Account V are available to cover the general liabilities of Providian Life and Health Insurance Company only to the extent that the assets of Separate Account V exceed the liabilities arising under the Annuity Contracts.

4. The Annuity Contracts have been duly authorized by Providian Life and Health Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of Providian Life and Health Insurance Company in accordance with their terms.

5. Owners of the Annuity Contracts as such, will not be subject to any deductions, charges or assessments imposed by Providian Life and Health Insurance Company other than those provided in the Annuity Contract.

I hereby consent to the use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Legal Matters" in the Prospectuses.

Very truly yours,


/s/ Kimberly A. Scouller

Kimberly A. Scouller
Assistant General Counsel

/maz